Contact:
David D. Sgro
Chief Financial Officer
Trio Merger Corp.
212-319-7676

FOR IMMEDIATE RELEASE

TRIO MERGER CORP. COMPLETES OVER-ALLOTMENT OPTION

New York, NY, June 27, 2011 – Trio Merger Corp. (OTCBB: TMRGU) (the “Company”) announced today that it has completed the over-allotment option to purchase an additional 900,000 units from its initial public offering.  The units sold pursuant to the over-allotment option were sold at an offering price of $10.00 per unit, generating gross proceeds of $9,000,000.  A total of $69,210,000 (or $10.03 per unit sold in the initial public offering including the over-allotment option) has been placed in trust for the benefit of public stockholders.  EarlyBirdCapital, Inc. acted as the lead managing underwriter of the initial public offering.  Morgan Joseph TriArtisan LLC served as a co-manager.  Graubard Miller acted as counsel to the Company and Ellenoff Grossman & Schole LLP acted as counsel to the underwriters.  Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov.  Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, NY 10016, Attn:  Aimee Bloch, 212-661-0200.

Trio Merger Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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